PROSPECTUS Dated May 5, 1999                        Pricing Supplement No. 34 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-75289
Dated May 6, 1999                                               January 20, 2000
                                                                  Rule 424(b)(3)

                        Morgan Stanley Dean Witter & Co.
                           MEDIUM-TERM NOTES, SERIES C
                           Senior Floating Rate Notes

                             -----------------------


     We will not redeem these Medium-Term Notes, Series C (Senior Floating Rate Notes) prior to the maturity date. We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:            $125,000,000

Maturity Date:               January 28, 2002

Interest Accrual
   Date:                     January 27, 2000

Interest Payment
   Dates:                    The twenty-eighth day
                             of each month,
                             commencing February
                             28, 2000

Initial Interest Rate:       To be determined two
                             London banking days
                             prior to the Original
                             Issue Date

Base Rate:                   LIBOR

Index Maturity:              1 Month

Spread
(Plus or Minus):             Plus 0.125% per annum

Index Currency:              U.S. Dollars

Interest Payment
   Period:                   Monthly

Specified Currency:          U.S. Dollars

Issue Price:                 100%

Settlement Date
   (Original Issue Date):    January 27, 2000

Initial Interest Reset
   Date:                     February 28, 2000

Interest Reset Dates:        Same as Interest
                             Payment Dates

Interest Reset Period:       Monthly

Interest Determination
   Dates:                    Two London banking
                             days prior to each
                             Interest Reset Date

Reporting Service:           Telerate (Page 3747)

Book Entry Note or
   Certificated Note:        Book Entry Note

Senior Note or
   Subordinated Note:        Senior Note

Agent:                       Morgan Stanley &
                             Co. Incorporated

Calculation Agent:           The Chase
                             Manhattan Bank

Minimum Denomination:        $1,000

CUSIP:                       61745ENX5

 Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

                           MORGAN STANLEY DEAN WITTER